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                                                                 Exhibit 99.5

March 11, 1998

The Board of Directors
The Home Savings and Loan Company
275 Federal Plaza W.
Box 1111
Youngstown, Ohio 44503-1203

Re:      Conversion Valuation Agreement

Attn.:   Douglas M. McKay, President

         Keller & Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of The Home Savings and Loan Company, Youngstown, Ohio (hereinafter referred to as HOME), relating to the conversion of HOME from a mutual to a stock institution. KELLER will provide a pro forma valuation of the market value of the shares to be sold in the proposed conversion of HOME.

         KELLER is a financial consulting firm that primarily serves the financial institution industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an experienced conversion appraiser for filings with the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"), and is also approved by the Internal Revenue Service as an expert in bank and thrift stock valuations.

         KELLER agrees to prepare the conversion appraisal in the format required by the OTS in a timely manner for prompt filing with the OTS and the Securities and Exchange Commission and also agrees to prepare an analysis of the effect of the establishment of a charitable foundation in connection with the conversion in the conversion appraisal. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements.

         The appraisal report will provide a detailed description of HOME, including its financial condition, operating performance, asset quality, rate sensitivity position,

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liquidity level and management qualifications. The appraisal will include a description of HOME's market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group, and adjustments to the appraised value will be made based on a comparison of HOME with the comparable group.

         In making its appraisal, KELLER will rely upon information in the Subscription and Community Offering Circular (Prospectus), including the financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of HOME; the economic and demographic conditions in Home's existing marketing area; pertinent historical financial and other information relating to HOME; a comparative evaluation of the operating and financial statistics of HOME with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of common stock; the impact of the conversion on HOME's capital position and earnings potential; HOME's proposed dividend policy; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by HOME, and will not independently value the assets or liabilities of HOME in order to prepare the appraisal.

         Upon completion of the conversion, KELLER will make a presentation to the board of directors of HOME to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member as a part of the overall presentation.

         For its services in making this appraisal, KELLER's fee will be $27,000, including our-of-pocket expenses. The appraisal fee will include the preparation of one valuation update and any requested analysis regarding the financial impact of a charitable foundation in the conversion appraisal. All additional valuation updates will be subject to an additional fee of $1,000 each. Upon the acceptance of this proposal, KELLER shall be paid a retainer of $3,000 to be applied to the total appraisal fee of $27,000, the balance of which will be payable at the time of the completion of the appraisal.

         HOME agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising our of any misstatement or untrue statement of a material fact in information supplied to KELLER by HOME or by an intentional omission by HOME to state a material fact in the information so provided, except where KELLER or its employees and affiliates have been negligent or at fault.

         KELLER agrees to indemnify HOME and its employees and affiliates for certain cost and expenses, including reasonable legal fees, in connection with claims or litigation

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relating to or based upon the negligence or willful misconduct of KELLER or its employees or affiliates.

         This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the specified retainer.

                                        KELLER & COMPANY, INC.

                                        By:
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                                                Michael R. Keller
                                                President

                                        THE HOME SAVINGS AND LOAN
                                            COMPANY

                                        By:
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                                                Douglas M. McKay
                                                President

                                        Date:
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